UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2006

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5720

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 1.01

On May 18, 2006 the Board of Directors for Harvest Natural Resources, Inc. (the "Company") established compensation for each non-employee director of the Company as follows:

• an annual Board retainer of $36,000, plus travel and related expenses,
• a board meeting fee of $1,500 for each board or committee meeting attended,
• an annual committee retainer of $20,000 for serving as committee chair of the Audit committee, $15,000 for serving as committee chair of the Human Resources committee, and $10,000 for serving as committee chair of the Nominating and Corporate Governance committee, and
• a fee of $1,500 per day for attending business meetings on behalf of the Company in his capacity as a director that requires out of town travel or a substantial commitment of time.

The Company’s director compensation also includes additional compensation for the Company’s non-executive Chairman of the Board, Mr. Chesebro’, in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, Mr. Chesebro’ receives a retainer of $120,000 a year.

On May 18, 2006, the Board of Directors of the Company also approved a stock option award of 5,000 shares and a restricted stock award of 3,000 shares to each non-employee director under the Company’s 2006 Long Term Incentive Plan.

The stock option awards have an exercise price equal to the fair market value of the Company’s stock on the date of grant, vest in increments of one-third over a three-year period and expire ten years from the grant date. The restricted stock awards vest in increments of one-third over a three year period and a certificate representing the shares vested will be delivered to the director at the end of each one year period provided that the director remains a director of the Company at the time of vesting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

May 23, 2006	By:	Kerry R. Brittain

Name: Kerry R. Brittain
Title: Senior Vice President and General Counsel